                    STOCK PURCHASE AGREEMENT


                          by and among


                  PCC SPECIALTY PRODUCTS, INC.


                               and


                        THE STOCKHOLDERS
                               of
                    THE OLOFSSON CORPORATION


                         April 25, 1996























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                        TABLE OF CONTENTS

                                                             Page

ARTICLE I.     PURCHASE AND SALE OF SHARES; CLOSING

1.1  Purchase and Sale                                     1
1.2  Purchase Price                                        1
1.3  Earn-Out                                              1
1.4  Closing                                               2
1.5  Deliveries at Closing                                 2

ARTICLE II.    REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

2.1  Authority                                             5
2.2  Title                                                 7
2.3  Organization of Company; Qualification                7
2.4  Capitalization                                        8
2.5  Subsidiaries and Investments                          9
2.6  Financial Statements                                  9
2.7  Absence of Certain Changes or Events                 11
2.8  Properties; Title                                    12
2.9  Intellectual Property                                13
2.10 Environmental Matters                                14
2.11 Insurance                                            15
2.12 Labor Matters                                        16
2.13 ERISA; Benefit Plans                                 16
2.14 Certain Contracts and Arrangements                   17
2.15 Legal Proceedings, Etc.                              19
2.16 Tax Matters                                          19
2.17 Transactions with Stockholders, Officers,
     Directors, Etc.                                      21
2.18 [INTENTIONALLY OMITTED]                              21
2.19 Officers, Directors and Employees                    22
2.20 Other Liabilities                                    22
2.21 Compliance with Laws; Licenses and Permits           22
2.22 Products                                             23
2.23 Disclaimer of Other Representations and Warranties;
     Disclosure; Bring-Down                               23

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF BUYER

3.1  Organization                                         24
3.2  Authority Relative to this Agreement                 24
3.3  Consents and Approvals; No Violation                 25
3.4  Financing                                            25
3.5  Purchase for Investment                              25
3.6  Bring-Down                                           26

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ARTICLE IV.    COVENANTS OF THE PARTIES

4.1  Conduct of Business                                  26
4.2  Access to Information                                27
4.3  Consents                                             28
4.4  Filings                                              28
4.5  Furnishing Information; Announcements                29
4.6  Certain Employee Benefits                            29
4.7  Efforts to Consummate                                30
4.8  Notification of Certain Matters; Further Financial
     Reports                                              30
4.9  Tax Returns                                          31
4.10 Non-Solicitation                                     31
4.11 1995 ISO Plan and Hobey ISO; Shareholders' Agreement 32
4.12 Certain Expenses                                     32
4.13 Kincheloe Facility                                   32

ARTICLE V.     CONDITIONS TO OBLIGATIONS OF BUYER

5.1  Representations and Warranties; Performance of
     Obligations; Certificate                             33
5.2  Authorization; Consents                              34
5.3  Absence of Litigation                                35
5.4  Kincheloe Facility                                   35
5.5  Legislation                                          36
5.6  Casualty Loss                                        36

ARTICLE VI.    CONDITIONS TO OBLIGATIONS OF STOCKHOLDERS

6.1  Representations and Warranties; Performance of
     Obligations; Certificate                             36
6.2  Absence of Litigation                                37
6.3  Severance Agreements; Disclosure and Noncompetition Agr
eements     37
6.4  Authorization; Consents                              37
6.5  Legislation                                          37
6.6  Pay-Off of Trafalgar House                           37
6.7  Kincheloe Facility                                   38
6.8  Payment of Expenses                                  38

ARTICLE VII.   TERMINATION AND ABANDONMENT

7.1  Termination                                          38
7.2  Procedure and Effect of Termination                  39

ARTICLE VIII.  INDEMNIFICATION; ESCROW FUND

8.1  Indemnification                                      39
8.2  Remedies                                             42
8.3  Undertakings                                         43
8.4  Certain Limitations                                  43
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8.5  Tax Indemnification                                  43
8.6  Indemnification Escrow                               44

ARTICLE IX.    MISCELLANEOUS

9.1  Survival                                             44
9.2  Expenses                                             45
9.3  Headings                                             45
9.4  Notices                                              45
9.5  Assignment                                           46
9.6  Entire Agreement                                     47
9.7  Modifications, Amendments and Waivers                47
9.8  Counterparts                                         47
9.9  Governing Law                                        47
9.10 Accounting Terms                                     47
9.11 Certain Definitions                                  47
9.12 Severability                                         52
9.13 Specific Performance                                 52
9.14 Third Parties                                        52
9.15 Consent to Jurisdiction                              52
9.16 Stockholders' Obligations                            53
9.17 Interpretation                                       53
9.18 Brokerage, Etc. Expenses                             53
9.19 Stockholders' Representative                         54
9.20 Transfer Tax                                         55
9.21 Stockholders' and Exhibit 1 Party's Waiver and
     Release of Claims                                    55


SIGNATURES                                                56

GUARANTEE                                                 56



















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                     INDEX OF DEFINED TERMS

Term                                                  Section

Accounts Payable Component                            Annex A-1
Affiliate                                             9.11
Agreement                                             Preamble
Benefit Plans                                         2.13(a)
Buyer                                                 Preamble
Capitalized Lease Debt                                9.11
Change in Control                                     Annex B
CHMS                                                  9.11
Closing                                               1.4
Closing Date                                          1.4
Closing Date Employees                                4.7(a)
Code                                                  2.13(a)
Commonly Controlled Entity                            2.13(a)
Common Stock                                          2.4(a)
Company                                               Preamble
Company Products                                      2.22
Company Property                                      2.10(a)
Confidentiality Agreement                             4.2(b)
Debt                                                  Annex A-1
Debt Purchase Price Adjustment                        Annex A-1
Department of Justice                                 4.5
Determination Date                                    Annex A-1
Disputes Auditor                                      Annex B
Earn-Out                                              1.3
Earn-Out Period                                       Annex B
EDC of Chippewa County                                4.13
Environmental Laws                                    2.10(a)
ERISA                                                 2.13(a)
Escrow Agent                                          1.5(c)
Escrow Agreement                                      1.5(c)
Escrow Fund                                           1.5(c)
Estimate                                              Annex A-1
Exhibit 1 Party                                       Preamble
Final Calculation                                     Annex B
Final Determination Date                              7.1(b)
Final Recalculation                                   Annex B
FTC                                                   4.5
Generally Accepted Accounting Principles              9.11
Hazardous Materials                                   2.10(a)
Hobey ISO                                             9.11
HSR Act                                               2.1
Indemnified Party                                     8.1(c)
Indemnifying Party                                    8.1(c)
Intellectual Property                                 2.9
Interim Kincheloe Lease Payments                      9.11
IRS                                                   9.11

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Kincheloe Lease                                       5.4
Kincheloe Transaction                                 5.4
Knowledge                                             9.11
Legal Expenses                                        8.1(a)
Lien                                                  9.11
Losses                                                8.1(a)
Material Adverse Effect                               9.11
Material Contracts                                    2.14(a)
PBGC                                                  2.13(a)
Permits                                               2.21
Olofsson Gross Profit                                 Annex B
Owned Real Property                                   2.8(a)
Person                                                9.11
Preliminary Calculation                               Annex B
Preliminary Recalculation                             Annex B
Projections                                           2.6(e)
Proposal                                              4.10(b)
Proposed IPO Documents                                9.11
Pro Rata Percentage                                   9.11
Purchase Price                                        1.2
Real Property Leases                                  2.8(a)
Reasonable Efforts                                    9.11
Required Majority of Shareholders                     9.19(b)
Shares                                                Preamble
Stockholders                                          Preamble
Stockholders' Representative                          9.19(a)
Subsidiaries                                          2.5
Tangible Property                                     2.8(a)
Tax Benefits Purchase Price Adjustment                Annex A-1
Taxes                                                 9.11
Tax Returns                                           9.11
Terms                                                 Annex A-1
Trafalgar House                                       9.11
W. Sydnor Settle Family Trust                         9.11; Exhibit 1
WARN                                                  4.6(b)
1985 Asset Purchase Agreement                         9.11
1990 Loan and Security Agreement                      9.11
1990 Loan and Security Agreement
  Termination Conditions                              9.11
1994 Balance Sheet and 1995 Balance Sheet             2.6
1995 ISO Plan                                         9.11









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                            Exhibits

Exhibit 1 --   Exhibit 1 Party



                             Annexes

Annex A-1 --   Purchase Price Adjustment
Annex A-2 --   Description of Stockholders' Holdings
Annex B   --   Determination of Earn-Out
Annex C   --   Form of Severance Agreements
Annex D   --   Form of Disclosure and Noncompetition Agreement
Annex E-1 --   Form of Opinion of Counsel for Stockholders
Annex E-2 --   Form of Opinion of Counsel for Exhibit 1 Party
Annex F   --   Form of Opinion of Counsel for Buyer
Annex G   --   Form of Escrow Agreement
Annex H   --   Kincheloe Lease


                            Schedules

Schedule 2.3 --     Location of Real and
                      Personal Property
Schedule 2.3-2 --   Charter Documents
Schedule 2.4 --     Capitalization
Schedule 2.5 --     Subsidiaries
Schedule 2.7 --     Certain Changes or Events
Schedule 2.8 --     Properties; Title
Schedule 2.9 --     Intellectual Property
Schedule 2.10  --   Environmental Matters
Schedule 2.11  --   Insurance
Schedule 2.12  --   Labor Matters
Schedule 2.13  --   ERISA; Benefit Plans
Schedule 2.14  --   Material Contracts
Schedule 2.15  --   Litigation
Schedule 2.16  --   Tax Matters
Schedule 2.17  --   Insider Transactions
Schedule 2.19  --   Officers, Directors and Employees
Schedule 2.21  --   Permits
Schedule 2.22  --   Products
Schedule 6.8 --     Company Expenses
Schedule 9.19  --   Stockholders' Representative








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
                    STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (the "Agreement") is made on April 25, 1996 by and among PCC SPECIALTY PRODUCTS, INC., a Delaware corporation ("Buyer"), THOMAS H. CORSON, JOHN L. HOBEY, THOMAS J. MCGRATH and W. SYDNOR SETTLE (each a "Stockholder" and, collectively, the "Stockholders"), and that certain other shareholder of THE OLOFSSON CORPORATION, a Delaware corporation (the "Company"), listed on Exhibit 1 hereto (the "Exhibit 1 Party").

     The Stockholders and the Exhibit 1 Party are the owners of all of the issued and outstanding capital stock (the "Shares") of the Company. The Stockholders and the Exhibit 1 Party desire to sell to Buyer and Buyer desires to purchase from the Stockholders and the Exhibit 1 Party all of the Shares for the price, upon the terms and subject to the conditions hereinafter set forth. Capitalized terms not otherwise defined at the time of usage shall have the meanings designated in Section 9.11 hereof.

     In consideration of the premises and of the respective covenants and agreements contained herein, the parties agree as follows:

                            ARTICLE I
              Purchase and Sale of Shares; Closing

     1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Stockholders and the Exhibit 1 Party shall sell and transfer to Buyer, and Buyer shall purchase and accept from the Stockholders and the Exhibit 1 Party, all of the outstanding Shares.

     1.2 Purchase Price. The Buyer agrees to pay to the Stockholders and the Exhibit 1 Party at the Closing $28,238,970 in the aggregate (or approximately $11.30 per Share), by wire transfer in immediately available funds (the "Purchase Price"). The Purchase Price shall be allocated among the Stockholders and the Exhibit 1 Party in accordance with their respective Pro Rata Percentages, and shall be subject to adjustment as set forth on Annex A-1 hereto.

     1.3 Earn-Out. In addition to the Purchase Price, the Buyer shall pay to the Stockholders and the Exhibit 1 Party on or before April 1, 1998, in accordance with their respective Pro Rata Percentages, an additional amount, up to a maximum of $3,125,000 in cash (the "Earn-Out"), if and to the extent that certain performance objectives are met, as determined in


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accordance with Annex B hereto.  The payment of the Earn-Out on or before April 1, 1998 shall be subject to adjustment as set forth on Annex B hereto.

     1.4 Closing. Subject to the conditions set forth in this Agreement, the purchase and sale of the Shares pursuant to this Agreement (the "Closing") shall take place at the offices of Dykema Gossett PLLC, Detroit, Michigan commencing at 10:00 a.m., local time, (a) on the fifth (5th) business day following the later of (i) the date on which all of the conditions set forth in Articles V and VI hereto have been fulfilled to the satisfaction of, or are waived by, the party whose obligations hereunder are so conditioned, or (ii) the expiration of the applicable waiting period under HRS Act, without receipt by the Buyer, the Company or the Stockholders of notice from the Department of Justice or the FTC of any contemplated legal action to restrain or nullify the transactions contemplated by this Agreement, or (b) on such other date, time and place which is agreed to in writing by Buyer and the Stockholders (the "Closing Date"); provided, however, that the Stockholders may postpone the Closing Date one time for up to ten business days without the agreement of the Buyer in the event that the Debt Purchase Price Adjustment determined in accordance with Annex A-1 hereto would result in a reduction of the Purchase Price in an amount equal to or greater than $500,000. The Closing shall be deemed to have taken place at the time at which it concludes, which is herein called the "Effective Time".

     1.5 Deliveries at the Closing. Subject to the conditions set forth in this Agreement, at the Closing:

          (a) The stockholders and the Exhibit 1 Party shall deliver to Buyer:

               (i)  certificates representing all the
     Shares, endorsed in blank in proper form for transfer or accompanied by stock powers endorsed in blank;

               (ii) letters, dated the Closing Date, from each member of the Board of Directors of the Company and any Subsidiaries and from each of their officers stating that such director or officer resigns such position effective at the consummation of the Closing;

               (iii)     the Certificate of the Stockholders
     and the Exhibit 1 Party referred to in Section 5.1(c);




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               (iv) Severance Agreements executed by Messrs.
     John L. Hobey and William F. Crabtree in substantially the form of Annex C hereto;

               (v) Disclosure and Noncompetition Agreements executed by Messrs. Hobey and Crabtree in substantially the form of Annex D hereto;

               (vi) opinions of counsel to the Stockholders and to the Exhibit 1 Party in substantially the form of Annex E-1 hereto and Annex E-2 hereto, respectively, provided that if the Kincheloe Transaction is not consummated at the Closing, the opinions set forth in Annex E-1 relative thereto shall be rendered at the time of any such consummation;

               (vii)a Certification, signed by an authorized officer of the Company and dated the Closing Date, pursuant to Section 1445(b) of the Code and Treasury Regulation 1.897-2, to the effect that the Company is not a "United States real property holding corporation" as defined in Section 897 of said Code;

               (viii)Certificates of good standing relative to the Company and its Subsidiaries, dated as of a recent date prior to the Closing, from the Delaware
     Secretary of State (as to legal existence and good standing) and from the Michigan Department of Commerce
     (as to good standing with regard to foreign qualification); and

               (ix) Such other documents, agreements,
     certificates and instruments as are described in Articles IV and V hereof to be delivered at the Closing by the Stockholders or the Exhibit 1 Party.

          (b)  Buyer shall deliver:

               (i)  by wire transfer in immediately
     available funds to the accounts designated by the Stockholders and the Exhibit 1 Party, the Purchase
     Price in accordance with the Pro Rata Percentages;

               (ii) the Certificate of Buyer referred to in
     Section 6.1(c);

               (iii)each of the Agreements described in
          Section 6.3;


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               (iv) an opinion of counsel to Buyer in
     substantially the form of Annex F hereto, provided that if the Kincheloe Transaction is not consummated at the Closing, the opinions set forth in Annex F relative thereto shall be rendered at the time of any such consummation;

               (v)  evidence satisfactory to the
     Stockholders of the payment in full of the Company's indebtedness to Trafalgar House; and

               (vi) evidence satisfactory to the
     Stockholders of the payment in full of the expenses set forth in Section 6.8.

               (vii)Certificate of good standing relative to the Buyer, dated as of a recent date prior to the Closing, from the Delaware Secretary of State (as to legal existence and good standing); and

               (viii)Such other documents, agreements,
     certificates and instruments as are described in Articles IV and VI hereof to be delivered at the Closing by the Buyer.

          (c) Simultaneously with the deliveries described in this Section 1.5:

               (i)  the Stockholders, Buyer and, if
     applicable, the Exhibit 1 Party shall execute an escrow agreement (the "Escrow Agreement") in substantially the form of Annex G hereto with the escrow agent identified therein (the "Escrow Agent"); and

               (ii) each Stockholder and, if applicable, the
     Exhibit 1 Party will deposit with the Escrow Agent the sum set forth therein relative to (A) if applicable, an amount equal to the Capitalized Lease Debt pursuant to
     Section 4.13(b), (B) the $1,000,000 for the
     indemnification escrow described in Section 8.6, and
     (C) if applicable, the amount relative to the Debt Purchase Price Adjustment pursuant to subsection (iv) of Annex A-1.

The Stockholders and, if applicable, the Exhibit 1 Party hereby direct the Buyer to deduct such amounts from the sums to be delivered directly to the Stockholders, and to deposit the sum on their behalf with the Escrow Agent. The deposited amounts shall constitute the "Escrow Fund", as defined in the Escrow Agreement.
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

                           ARTICLE II
         Representations and Warranties of Stockholders

     Each Stockholder and Exhibit 1 Party, severally and not jointly, represents and warrants to the Buyer that the following representations and warranties are true and correct on the date hereof, provided that the Exhibit 1 Party does not make any representations or warranties except for those set forth below in Sections 2.1(b) and 2.2(b):

     2.1  Authority.

          (a) Each Stockholder has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed by each Stockholder and constitutes a binding and legally enforceable obligation of each Stockholder in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the terms of this Agreement do not and will not (at present or with notice of lapse of time or both): (i) result in any breach of any provision of the terms of any agreement or other instrument to which the Company or such Stockholder is a party or by which the Company or such Stockholder or any of their respective properties are bound; (ii) result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any agreement, commitment, understanding, arrangement or restriction of any kind to which the Company or such Stockholder is a party or to which the Company or such Stockholder or any of their respective properties are subject other than with respect to the obligations under the New Notes as described and defined in the 1985 Asset Purchase Agreement (which 1985 Asset Purchase Agreement will terminate and be of no further force or effect at such time as the Company's indebtedness arising under the New Notes (as described in Annex A-l(i)(a)(2)) is paid in full) and other than with respect to the 1990 Loan and Security Agreement (which 1990 Loan and Security Agreement can be terminated by the Company subject to the 1990 Loan and Security Agreement Termination Conditions); (iii) result in the creation of any Lien upon, or any person obtaining the right to acquire, any properties, assets or rights of the Stockholder or the Company; (iv) violate any law, ordinance, code, rule, regulation, decree, order or ruling of any court or governmental authority, to which the Company, such Stockholder or any of their respective properties are subject; or (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial

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authority to which the Company, such Stockholder or any of their respective properties are subject except as may be required to be in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and except as may be required under the 1985 Asset Purchase Agreement and under the 1990 Loan and Security Agreement.

          (b) The Exhibit 1 Party has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed by the Exhibit 1 Party and constitutes a binding and legally enforceable obligation of the Exhibit 1 Party in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the terms of this Agreement do not and will not (at present or with notice of lapse of time or both): (i) result in any breach of any provision of the terms of any agreement or other instrument to which the Exhibit 1 Party is a party or by which the Exhibit 1 Party or any of its properties is bound;
(ii) result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any agreement, commitment, understanding, arrangement or restriction of any kind to which the Company or the Exhibit 1 Party is a party or to which the Company or the Exhibit 1 Party or any of their respective properties are subject other than with respect to the obligations under the New Notes as described and defined in the 1985 Asset Purchase Agreement (which 1985 Asset Purchase Agreement will terminate and be of no further force or effect at such time as the Company's indebtedness arising under the New Notes is paid in full) and other than with respect to the 1990 Loan and Security Agreement (which 1990 Loan and Security Agreement can be terminated by the Company subject to the 1990 Loan and Security Agreement Termination Conditions); (iii) result in the creation of any Lien upon, or any person obtaining the right to acquire, any properties, assets or rights of the Exhibit 1 Party; (iv) violate any law, ordinance, code, rule, regulation, decree, order or ruling of any court or governmental authority, to which the Exhibit 1 Party or any of its properties are subject; or (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority to which the Exhibit 1 Party or any of its properties are subject except as may be required to be in compliance with






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the provisions of the HSR Act and except as may be required under the 1985 Asset Purchase Agreement and under the 1990 Loan and
Security Agreement.

     2.2  Title.

          (a) Each Stockholder has good and valid title to the Shares owned by it and is the sole record and beneficial owner of such Shares, free and clear of any and all Liens. No Stockholder will hereafter sell, convey or otherwise transfer the Shares owned by such Stockholder or any interest therein (except to the Buyer at the Closing). Upon delivery of the Shares to the Buyer and full payment therefor as contemplated hereby, the Buyer shall acquire good, valid and marketable title to all of the Shares owned by each such Stockholder, free and clear of all Liens, other than those arising from acts of the Buyer.

          (b) The Exhibit 1 Party has good and valid title to the Shares owned by it and is the sole record and beneficial owner of such Shares, free and clear of any and all Liens. The
Exhibit 1 Party will not hereafter sell, convey or otherwise transfer the Shares owned by the Exhibit 1 Party or any interest therein (except to the Buyer at the Closing). Upon delivery of the Shares to the Buyer and full payment therefor as contemplated hereby, the Buyer shall acquire good, valid and marketable title to all of the Shares owned by the Exhibit 1 Party, free and clear of all Liens, other than those arising from acts of the Buyer.

     2.3 Organization of Company; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and each Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified or licensed to do business as a foreign corporation and in good standing in the State of Michigan. Attached as Schedule 2.3-1 is a list of those locations in which the Company or a Subsidiary owns or leases (as lessee) real or personal property. The failure of the Company or a Subsidiary to be qualified as a foreign corporation in any jurisdiction other than the State of Michigan will not have a Material Adverse Effect. Except as set forth on Schedule 2.3-1, the Company is not a lessor of any Real Property. Attached as



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Schedule 2.3-2 are complete and correct copies of the Certificate of Incorporation (or other charter document) and Bylaws, as currently in effect, of the Company and each of its Subsidiaries.

     2.4  Capitalization.

          (a) At the date hereof, the authorized capital stock of the Company consists of 2,600,000 shares of Common Stock, par value $.0l per share (the "Common Stock"), of which 2,210,433 shares are presently issued and outstanding and 289,567 shares are reserved for issuance pursuant to the Hobey ISO. All such outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable and all are owned, beneficially and of record, in the aggregate by the Stockholders and the Exhibit 1 Party. Except as set forth on Schedule 2.4, other than this Agreement, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of stock of the Company or any Subsidiary or any securities convertible into, or exchangeable for, or other rights to acquire, any shares of stock or other equity securities of the Company or any Subsidiary, or
(ii) obligates the Company or any Subsidiary to grant, offer or enter into any of the foregoing.

There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or any of the capital stock or other equity interests of its Subsidiaries.

          (b) Except for (i) this Agreement and (ii) the shares of capital stock of each Subsidiary described on Schedule 2.4, there are no shares of capital stock of the Company or of any Subsidiary authorized, issued or outstanding, and there are no outstanding subscriptions, options, warrants, rights, stock-based or stock-related awards or convertible or exchangeable securities or other agreements or commitments to which the Company, any Subsidiary or any Stockholder is a party or by which the Company, any Subsidiary or any Stockholder may be bound of any character relating to, or obligating the Company, any Subsidiary or any Stockholder to issue, grant, award, transfer or sell any issued or unissued shares of its capital stock or other securities of the Company or any Subsidiary (including, without limitation, any agreement or commitment obligating the Company or any Subsidiary to enter into any employee compensation arrangement based on any valuation or transaction price of, or change of ownership in, shares of capital stock or other securities). Except as set forth in Schedule 2.4, there are no voting trusts, proxies or

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

other agreements or understandings to which the Company or any Subsidiary or any Stockholder or Exhibit 1 Party is a party with respect to the (A) voting of capital stock or other securities of the Company or any Subsidiary, (B) dividends or distributions on account of such capital stock or (C) the transfer or disposition of such capital stock.

     2.5 Subsidiaries and Investments. Schedule 2.5 hereto sets forth the name of each corporation of which the Company beneficially owns, directly or indirectly, any outstanding voting stock (each, a "Subsidiary" and, collectively the "Subsidiaries"). Schedule 2.5 also sets forth the jurisdiction of incorporation or organization of each Subsidiary and each jurisdiction in which any Subsidiary is qualified or licensed to do business as a foreign corporation or other entity. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and held by the Company. Except for the Company's ownership of the Subsidiaries, neither the Company nor any Subsidiary directly or indirectly owns or has an equity or debt security interest in any other Person.

     2.6  Financial Statements.

          (a)  The Company has previously furnished to Buyer
(i) the audited consolidated balance sheets of the Company as of December 31, 1994 and 1993, and (ii) the related audited consolidated statements of operations, statements of stockholders' equity and statements of cash flows for the fiscal years ended December 31, 1992, 1993 and 1994, together with the related notes thereto and the report thereon of KPMG Peat Marwick LLP. The Company has also furnished to Buyer the unaudited consolidated balance sheet and related unaudited consolidated statement of operations of the Company for the fiscal year ended December 31, 1995.

          (b) The consolidated balance sheet of the Company as of December 31, 1994, together with the related notes thereto and the report thereon of KPMG Peat Marwick LLP, is hereinafter referred to as the "1994 Balance Sheet". Except as set forth on
Schedule 2.16 with respect to Taxes and except as reflected on the 1994 Balance Sheet, at the date of the 1994 Balance Sheet, the Company did not have (i) any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility required by Generally Accepted Accounting Principles to be set forth on a balance sheet as of such date that were not fully and adequately reflected or reserved against on the 1994 Balance Sheet, which would have a Material Adverse


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

Effect, or (ii) valuation reserves of accounts receivables or inventories that differ materially from the valuation reserves that would be required by Generally Accepted Accounting Principles to be set forth on a balance sheet as of such date. Except as set forth on Schedule 2.16 with respect to Taxes, all liability reserves established in the 1994 Balance Sheet were in accordance with Generally Accepted Accounting Principles and there were no material loss contingencies (as that term is defined by the Financial Accounting Standards Board in March
1975) that were not provided for or disclosed in the 1994 Balance Sheet in accordance with Generally Accepted Accounting Principles.

          (c) Except as described on Schedule 2.16 with respect to Taxes, all such financial statements are in accordance with the books and records of the Company and its Subsidiaries. The balance sheets included in the financial statements referred to in this Section 2.6 (including the related notes thereto) present fairly the financial position of the Company as of their respective dates, and each of the related statements of operations and (where applicable) stockholders' equity and cash flows included therein (including the related notes thereto) present fairly the results of operations and (where applicable) cash flows for the fiscal years or periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, and all such financial statements have been prepared in conformity with Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise expressly noted therein, except as described on Schedule 2.16 with respect to Taxes, and except, as to unaudited financial statements, that no statements of stockholders' equity have been prepared, and no notes to such financial statements are included. Notwithstanding the foregoing, notes to said unaudited financial statements are not necessary to have said statements present fairly the financial position of the Company as of its date or the results of operations for the unaudited period then ended, subject to such normal year-end audit adjustments.

          (d) The Stockholders will deliver to the Buyer by April 18, 1996 (or as soon thereafter as practicable) the audited consolidated balance sheet and related audited consolidated statement of operations of the Company for the fiscal year ended December 31, 1995. Upon such delivery, (i) the representations and warranties made in this Section 2.6 as to the audited financial statements of the Company for earlier fiscal years shall also apply to said delivered financial statements, and



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

(ii) the references in this Agreement to the 1994 Balance Sheet shall also become references to the "1995 Balance Sheet", which term shall refer to the consolidated balance sheet of the Company as of December 31, 1995, together with the related notes thereto and the report thereon of KPMG Peat Marwick LLP.

          (e) Without making any representation or warranty concerning whether the Company will achieve results contained in the projections previously delivered to the Buyer and attached to Annex B hereto (the "Projections"), the Stockholders confirm that the Projections were prepared for and used by the Board of Directors of the Company for 1996 planning purposes and, to the knowledge of the Stockholders, were prepared in good faith and based upon reasonable assumptions as of the date the Projections were prepared.

     2.7 Absence of Certain Changes or Events. Except as set forth or reflected in the financial statements listed in Section 2.6, except for the approximately $658,000 of the costs and expenses associated with the recently proposed and aborted initial public offering of the Company's Common Stock, including the negotiation, preparation and filing of the Proposed IPO Documents, except as set forth in Schedule 2.7 hereto and except as otherwise expressly contemplated by this Agreement, since September 30, 1995 there has not been: (a) any Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Company's capital stock or the stock or other equity interests of any Subsidiary of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any shares of capital stock or other equity interests of the Company or any Subsidiary;
(c) any damage, destruction or casualty loss, whether covered by insurance or not, adversely affecting the business, operations or financial condition of the Company and its Subsidiaries taken as a whole; (d) any change by the Company or any Subsidiary in accounting methods, principles or practices; (e) any borrowing of money except for short-term bank borrowings and the incurrence of accounts payable in the ordinary course of business; (f) any increase in the direct or indirect compensation of employees, directors, consultants or other agents, or any accrual for or commitment to make the same hereafter, other than merit increases to Persons other than directors, officers or Stockholders made in the ordinary course of business and which are not, in the aggregate, material; (g) any prepayment of compensation or any liability, any forgiveness or reduction of debt of any Person (except in the amount of payments received), or the making of any loan or advance except travel advances in the ordinary course of


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

business and consistent with past practice; (h) any payment of or commitment to pay termination or severance pay, except payments of termination pay to Persons other than directors, officers or Stockholders in the ordinary course of business and which are not, in the aggregate, material; (i) except in the ordinary course of business: the entry into of any lease (as lessor or lessee), the sale, abandonment or other disposition or property, the granting or incurrence of any Lien on any assets or other properties, or the acquisition of assets; or (j) any revaluation of assets, including write-downs of inventory and write-offs of accounts receivable other than in the ordinary course of business consistent with past practices.

     2.8  Properties; Title.

          (a) Schedule 2.8 hereto sets forth a list of all real property owned by the Company (the "Owned Real Property") and also lists any lease pursuant to which the Company leases real property as lessee (the "Real Property Leases"). Except as set forth on Schedule 2.8 hereto, the buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business or operations of the Company (the "Tangible Property") are suitable for their current use.

          (b) The Company has (i) good, valid and marketable fee simple title to all of the real property reflected in the 1994 Balance Sheet, including those listed on Schedule 2.8 hereto, as being owned by it, (ii) good, valid and marketable title to the Tangible Property and all of the other assets reflected on the 1994 Balance Sheet, except as disposed of in the ordinary course of business, and (iii) valid leasehold interests in all real properties listed on Schedule 2.8 hereto as leased by it, in each case with respect to subsections (i)-(iii) above, free and clear of all Liens other than (A) those listed on Schedule 2.8 hereto,
(B) Liens for current taxes, assessments or governmental charges not yet due and delinquent, (C) Liens which do not, individually or in the aggregate, materially interfere with the use of the real properties or materially detract from their value, (D) Liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens arising in the ordinary course of business which are not yet due and payable or, if due and payable, have been adequately bonded or are being contested in good faith and (E) zoning, entitlement and other land use and environmental regulations by governmental agencies. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all Real Property Leases.

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

          (c) Prior to the date hereof, the Stockholders made available to the Buyer for review accurate and complete copies of the following documents delivered by the Company in connection with the closing, on or about May 4, 1990, of the Company's $15 million principal amount Credit Facility with Barclays Business Credit, Inc.: (i) title reports, together with copies of recorded instruments affecting title, judgments, UCC searches and municipal searches relative to (A) Griffin Road, West Branch, Michigan, (B) Rensen Street, Lansing, Michigan, (C) Lyons Avenue, Lansing Michigan, and (D) South Valley Street, West Branch, Michigan; (ii) surveys certified to "BBCI with Flood Hazard Certification" with respect to the real property described above in subsections (i)(A)-(D); and (iii) documentation relative to the zoning classification/evidence of zoning compliance with respect to the real property described above in subsections
(i)(A)-(D).  The real property described above in subsections
(i)(A)-(D) is a list of the Owned Real Property.

     2.9 Intellectual Property. The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property (as defined below) reasonably necessary for the operation of its business as presently conducted. The Company has not received any charge, complaint, claim, demand or notice alleging any pending interference, infringement, misappropriation or violation with or of any Intellectual Property rights of a third party (including any claims that the Company must license or refrain from using any Intellectual Property rights of a third party) Schedule 2.9 hereto sets forth a complete and correct list of (a) all unexpired United States and foreign patents and patent applications, registered trademarks and service marks and registered copyrights owned by the Company, and all material licenses of third parties and other agreements relating thereto and (b) all agreements relating to third party Intellectual Property that the Company is licensed or authorized to use. With respect to each item of Intellectual Property identified on
Schedule 2.9 that the Company is licensed or authorized to use, the license, sublicense, agreement or permission covering such item (i) is legal, valid, binding, enforceable and in full force and effect and (ii) has not, to the knowledge of the Stockholders, been breached by any party thereto. As used herein, "Intellectual Property" means all U.S. and foreign patents, patent applications, inventions, trade secrets, know-how, registered or unregistered trademarks, trade names, service marks (including the goodwill associated therewith) and copyrights.

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

     2.10 Environmental Matters.

          (a) Definitions. "Hazardous Material" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions. "Environmental Laws" means all Laws pertaining to the protection of human health (including worker safety and health) or the environment, as such laws are in effect as of the date of this Agreement. "Company Property" means any real property now or previously owned by the Company.

          (b)  Compliance with Laws.  Except as set forth in
Schedule 2.10, the Company possesses all material permits, licenses and other authorizations required to conduct its business as now conducted insofar as all Environmental Laws are concerned, except where the failure to possess such is not reasonably likely to have a Material Adverse Effect; no violation exists in respect of any such material permit, license or other authorization, and no proceeding is pending or, to the knowledge of the Stockholders, threatened, to revoke or limit any such material permit, license or other authorization; the Company is in compliance with all Environmental Laws, the failure to be in compliance with which would be reasonably likely to have a Material Adverse Effect; and no incident regarding any environmental matter has occurred in connection with the business of the Company that was required to be reported to a governmental authority under any Environmental Law that was not so reported, the failure to report which would be reasonably likely to have a Material Adverse Effect.

          (c) Potential Claims. Except as set forth in Schedule 2,10, no written notice, request for information, citation, summons or other order has been received, no complaint has been received, no penalty has been assessed which remains unpaid and no investigation or review is pending or threatened by any governmental authority or any other person with respect to any alleged failure by the Company to comply with any Environmental Law or with respect to any generation, treatment, storage, recycling, transportation, disposal, release or other handling of any Hazardous Materials for which the Company may be liable.

          (d)  Underground Storage Tanks.  Except as described in
Schedule 2.10, there are no underground storage tanks (whether or not excluded from regulation under any Environmental Law) at any Company Property or otherwise owned or operated by the Company, including any underground storage tanks in use, out of service, closed or decommissioned in place. Except as described in

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

Schedule 2.10, all underground storage tanks at any Company
Property, and those installed by the Company on any property leased by it since December 7, 1985, have been properly decommissioned in compliance with all applicable Environmental
Laws.

          (e) Contamination. Except as set forth on Schedule 2.10, or in compliance with Environmental Laws, no Hazardous Material has been disposed of, spilled, leaked or otherwise released in, under or from the Company Property or in, under or from property leased by the Company during the applicable lease term. Except as set forth in Schedule 2.10, no Hazardous Material (i) is or has been used, treated, stored, generated, manufactured or otherwise handled at the Company Property except in the ordinary course of business and in compliance with Environmental Laws, or (ii) has come to be located in, on or under the Company Property.

          (f) Liability. The Company is not liable under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state Environmental Law for response costs, natural resources damages or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Material, including claims relating to the Company Property or other property, or any contract or agreement of the Company.

          (g)  Records.  The Company has disclosed on Schedule
2.10 and provided to the Buyer true, complete and correct copies of any reports, studies, investigations, audits, analysis, tests or other monitoring in the possession of the Company or its attorneys or conducted or prepared for the Company pertaining to any environmental matter relating to the Company, its past or present operations or any Company Property or other property, including matters relating to compliance with Environmental Laws, employee safety or contamination of the environment.

     2.11 Insurance. Schedule 2.11 hereto sets forth a listing and a brief description of the type, amount of coverage and term of all policies of fire, liability, worker's compensation and other forms of insurance owned or held by and insuring the Company, each of which is in full force and effect. No notice of cancellation or termination has been received with respect to any such policy. With respect to such insurance, to the knowledge of the Stockholders, there has been no failure to give a required notice to the insurer and no material inaccuracy in the application therefor by the Company. Such policies are valid, outstanding and enforceable policies and will not in any way be


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

affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The insurance policies to which the Company are parties provide, in the reasonable judgment of Company management, adequate insurance coverage for the assets and operations of the Company in light of present insurance market conditions. Except as described on Schedule 2.11 hereto, there are no outstanding claims by the Company under any such insurance policies except for routine claims under worker's compensation and employee benefit plans. All notices required to have been given by the Company to any insurance company have been timely and duly given.

     2.12 Labor Matters. Except as set forth on Schedule 2.12 hereto, the Company is not a party to or subject to any labor union or collective bargaining agreement. To the knowledge of the Stockholders, the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. The Company is not engaged in any unfair labor practice except where any such engagement would not reasonably be expected to have a Material Adverse Effect. There is not pending or, to the knowledge of the Stockholders, threatened against the Company (i) any labor strike, slowdown, stoppage, or (ii) any material grievance or arbitration proceeding arising out of or under any collective bargaining agreements, or (iii) any unfair labor practice complaint against the Company before the National Labor Relations Board.

     2.13 ERISA; Benefit Plans.

          (a) Except as set forth on Schedule 2,13, there are no present or former employee benefit plans or arrangements of any type (including, without limitation, plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder ("ERISA")) ("Benefit Plans"), under which the Company has or in the future could have directly, or indirectly through a Commonly Controlled Entity (within the meaning of sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder), any liability with respect to any current or former employee or director of the Company, or any beneficiary of any of them, or any Commonly Controlled Entity. Except for the Benefit Plans listed on Schedule 2.13, the Company has not contributed to any Benefit Plan that is or was, within six (6) years from the date hereof, subject to Title IV of ERISA.



Page 16

          (b) With respect to each Benefit Plan, except as set forth on Schedule 2.13, (i) if intended to qualify under Code section 401(a), such Benefit Plan so qualifies, and its related trust is exempt from taxation under Code section 501(a),
(ii) such Benefit Plan has been administered in accordance with its terms and applicable law, and (iii) no "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code has occurred.

          (c) With respect to each Benefit Plan which is a "welfare plan" (as defined in ERISA section 3(l)), except as set forth on Schedule 2.13 (i) no such plan provides medical or death benefits with respect to current or former employees beyond their termination of employment (other than coverage mandated by law), and (ii) the Company and any Commonly Controlled Entity have complied with Code Section 4980B.

          (d) The obligations of the Company under all Benefit Plans (including all payments due to any Person with respect to such Benefit Plans) are accurately reflected in the 1994 Balance Sheet in accordance with Generally Accepted Accounting Principles and the applicable disclosure statements of the Financial Accounting Standards Board or disclosed on Schedule 2.13. Except as set forth on Schedule 2.13, the Company does not have any post-retirement or post-employment benefit obligations, except pursuant to the Benefit Plans.

          (e) The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation due to any individual under any agreement or other understanding to which the Company is a party.

          (f) To the extent requested by the Buyer, the Company has provided the Buyer with copies of all Benefit Plan documents, including plan and trust documents, annual reports for the two most recent plan years, determination letters, appointments of fiduciaries, asset investment materials, consultant, servicer or advisor agreements, and insurance contracts and policies.

     2.14 Certain Contracts and Arrangements.

          (a) Except as listed in Schedule 2.14 hereto, as disclosed or reflected in the 1994 Balance Sheet or as otherwise disclosed in this Agreement, the Company is not a party to any:

               (i)  employment agreement, consulting
     agreement, severance agreement or other agreement, arrangement or understanding not terminable at the will of the Company without penalty;
Page 17
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

               (ii) indenture, mortgage, note, installment obligation, agreement or other instrument or document relating to the borrowing of money by the Company or the guaranty of any obligation for the borrowing of money by the Company;

               (iii)as of March 15, 1996, purchase orders for raw materials, equipment or supplies, in each case in excess of $25,000;

               (iv) as of March 15, 1996, sales orders for machine tools, in each case in excess of $100,000;

               (v)  other contract, agreement, commitment
     arrangement or understanding (other than those covered by (iii) and (iv) above) which is not terminable by the Company on 30 or fewer days' notice at any time without penalty and which involves the receipt or payment by the Company of more than $10,000;

               (vi) partnership, joint venture, shareholder or similar agreement;

               (vii)guaranty of obligations of any Person other than the Company, letter of credit, currency or interest rate exchange or other derivative agreement, keep-well or similar instrument or agreement in excess of $10,000;

               (viii)any agreement containing non-
     competition or other limitations restricting the conduct of the business (geographically or by type of business) of the Company;

               (ix) manufacturer's representative agreement, brokers agreement, distributorship or dealer agreement or other agreement relating to the sale or distribution of products to or by persons;

               (x)  any agreement entered into relating to
     the acquisition or disposition of businesses, product lines or a material amount of assets, except those agreements entered into in the ordinary course of business; or

               (xi) any indemnification agreement with an employee of the Company, except for indemnification provisions relative thereto contained in the


Page 18
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

     Certificates of Incorporation or Bylaws of the Company and its Subsidiaries.

The contracts listed on Schedule 2.14, as well as the foregoing, are collectively referred to as the "Material Contracts". The
Company has made available to the Buyer true and complete copies of all Material Contracts.

          (b) All purchase orders and all sales orders and commitments of the Company have been entered into in the ordinary course of business consistent with past practices. As of the date set forth above in Sections 2.14(a)(iii) and (iv), as the case may be, the Company has not made commitments to buy or sell goods in the future at fixed prices except pursuant to said purchase and sale orders and except for purchase and sale orders below the dollar amounts requiring disclosure on Schedule 2.14. Substantially all of the costs incurred by the Company under sales orders cancellable by customers are recoverable from such customers.

          (c) Except as described in Schedule 2.14 hereto, no material default or alleged material default exists under any of the Material Contracts. Each of the Material Contracts is now valid, in full force and effect and enforceable in accordance with its terms and the Company is not in default with respect to its obligations under such contracts, agreements, commitments, arrangements or understandings. In addition, except as described in Schedule 2.14 hereto, to the knowledge of the Stockholders
(i) there is no event which, with the passage of time or notice or both, will result in a default by the Company under a Material Contract, and (ii) the parties (other than the Company) to the Material Contracts are not in default with respect to any such parties' obligations thereunder.

     2.15 Legal Proceedings, Etc. Schedule 2.15 contains a description of all pending litigation against the Company, except for workers' compensation matters which arose in the ordinary course of business. There is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Stockholders, threatened in writing against the Company wherein a result adverse to the Company's interests would have a Material Adverse Effect, or would prevent or delay the transactions contemplated in this Agreement. The Company is not subject to any outstanding order, writ, injunction or decree.

     2.16 Tax Matters.

          (a) Except as set forth on Schedule 2.16, the Company has: (i) filed with the appropriate governmental authorities, in

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
a timely manner, all Tax Returns that it is required to file through the date hereof and with respect to any claims by the IRS or other applicable governmental taxing authority, such Tax Returns are accurate and complete in all respects; (ii) duly paid in full or made provision for the payment of all Taxes shown to be due on such Tax Returns and all deficiencies and assessments of Taxes of which written notice has been received by the Company in respect thereof, or which are otherwise due; (iii) made full and adequate provision on its books and records in accordance with Generally Accepted Accounting Principles for the payment of all Taxes required to be accrued through the date hereof in accordance with Generally Accepted Accounting Principles; and
(iv) not incurred any liability for Taxes from the date of the 1994 Balance Sheet up to and including the date hereof, other than a Tax liability incurred in the ordinary course of business.

          (b) Except as set forth on Schedule 2.16, (i) there are no audits or disputes of any of such Tax Returns in progress before or by any governmental authority, there are no threatened audits or disputes of any such Tax Returns as to which the Company has received written notice, and there exists no unresolved claim concerning Taxes, (ii) the Company has neither waived any statute of limitations for any open Tax years, nor waived or granted any extension of the statute of limitations applicable to any Tax Return or claim in respect thereof, nor otherwise granted, requested or received any extension of time during which a Tax assessment or deficiency in respect of Taxes may be made, (iii) there is not presently in force and effect a power of attorney granted by the Company with respect to Taxes, and (iv) the Company is not and has not been a party to any tax sharing agreement with any other Person.

          (c) The Company (i) is not a United States Real Property Holding Corporation as defined in Section 897(c)(2) of the Code, (ii) has not filed a consent to the application of
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code), (iii) has not been a personal holding company within the meaning of Section 542 of the Code during the five-year period preceding the date hereof, and (iv) had made all sales and other transactions between the Company and the Subsidiaries at arm's length prices and commercial terms and in compliance with Section 482 of the Code.

          (d) Except as set forth on Schedule 2,16, (i) the federal income Tax Returns of the Company have been examined by the IRS for all periods ended through December 31, 1990 and the


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
time for assessment of any deficiency with respect to all periods that ended through December 31, 1991 has expired, (ii) the Company has not at any time filed a consolidated or combined Tax Return as a member of an affiliated group (within the meaning of Section 1504 of the Code), other than as a group the common parent of which is or was the Company, and has no liability for Taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise, (iii) the Company has provided to the Buyer copies of all written reports of and written communications from IRS agents and the corresponding agents of state, local and foreign jurisdictions with respect to Tax Returns or reports of the Company with respect to all periods ended after April 30, 1993, (iv) the Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code, has no knowledge that the IRS has proposed any such adjustment or change in accounting method with respect to the Company, and does not have any application pending with any taxing authority requesting permission for any change in accounting method, (v) no property owned by the Company is property that the Company is required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(5) of the Code, (vi) there is no arrangement covering any Person that, individually or collectively, as a consequence of the transactions contemplated by this Agreement could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code, (vii) the Company is not a party to any industrial development bond, and (viii) the Company has not entered into Section 267 transactions.

     2.17 Transactions with Stockholders, Officers, Directors, Etc. Other than as disclosed on Schedule 2.17 hereto and other than accrued but unpaid salary due from the end of the last pay period and routine employee benefits, there are no amounts owing from the Company or any Subsidiary to any present or former stockholder, affiliate, officer, director, member or employee of the Company or any Subsidiary, nor are there any amounts owing from any such person to the Company or to any Subsidiary, other than advances for travel, moving or other expenses in the ordinary course of business consistent with past practices, nor have there been since September 30, 1995 nor are there currently pending any transactions between the Company or any Subsidiary and any such person.

     2.18 [THIS SECTION HAS BEEN INTENTIONALLY OMITTED.]





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

     2.19 Officers, Directors and Employees.

          (a) Schedule 2.19 hereto sets forth (i) the name and total current annual rate of compensation (including bonuses, commissions or incentive compensation) of each officer and director of the Company and (ii) the name, aggregate amount of total annual compensation (including bonuses, commissions or incentive compensation) paid for federal income tax purposes during calendar year 1994 and 1995 and the annualized 1996 base salary (based on current rate of pay) being paid to each other employee whose current annualized base pay is in excess of $80,000 in total annual compensation during such year. Except as otherwise contemplated with respect to the resignations described in Section 1.5(a)(ii), none of the Persons referred to in clause
(i) or (ii) above has notified the Company or been notified by the Company that he, she or it will cancel or otherwise terminate such Person's relationship with the Company. There are no commitments by the Company to increase the compensation of any Person listed on Schedule 2.19.

          (b) Schedule 2.19 sets forth a true, correct and complete list of all the individuals who (i) are officers and directors of the Company on the date hereof, or (ii) were officers and directors of the Company at any time within 12 months prior to the date hereof.

     2.20 Other Liabilities.

          (a) Securities Laws Liabilities. The Company has not purchased or sold securities in violation of any federal or state securities laws.

          (b) Suppliers and Customers. To the knowledge of the Stockholders, the relationships of the Company with its suppliers and customers are satisfactory commercial working relationships.

          (c) Product Recalls. Without guaranteeing the amount of warranty or any other expense, the Stockholders have no knowledge of defects in standard components of machine system families that would result in a product recall within twelve (12) months of the Closing in respect of products sold by the Company prior to the Closing.

     2.21 Compliance with Laws; Licenses and Permits. Except as set forth on Schedule 2.21, the Company (a) is in material compliance with all applicable laws, except where the failure to be in compliance is not reasonably likely to have a Material Adverse Effect, and (b) has all permits, orders, approvals and registrations (the "Permits") that are material or necessary to the conduct of its business, all the Permits are in full force
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

and effect, there are no material violations in respect of any Permit and no proceeding is pending or, to the knowledge of the Stockholders, threatened to revoke or limit any permits, except where the failure to have any Permits or the failure of such Permits to be in full force and effect is not reasonably likely to have a Material Adverse Effect. Nothing in this Section 2.21 shall be deemed to relate to the Environmental Laws which are covered by Section 2.10 hereof.

     2.22 Products. Except as set forth on Schedule 2.22, since December 7, 1985, the Company has not received any statements, citations or decisions by any governmental authority that any product manufactured at any time by it ("Company Products") is defective or unsafe or fails to meet any standards promulgated by any such governmental authority, and there have been no recalls ordered by any such governmental authority with respect to any Company Product. To the knowledge of the Stockholders, (a) all product labeling and safety warning precautions required by law or by the terms of the Company's insurance policies applicable to employees and customers have been given or taken, and (b) there is no latent or overt design manufacturing or other defect in any Company Product. The warranty reserves on the Company's books and records as at December 31, 1995 are adequate to satisfy the anticipated customer warranty costs with respect to the Company Products based on the warranty policies of the Company in effect as of the date hereof.

     2.23 Disclaimer of Other Representations and Warranties;
Disclosure; Bring-Down.

          (a) The Stockholders do not make, and have not made, any representations or warranties relating to the Company or any Subsidiaries in connection with the transactions contemplated hereby other than those expressly set forth in this Article II. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations (including but not limited to the Proposed IPO Documents) are not and shall not be deemed to be or to include representations or warranties of the Stockholders, except to the extent otherwise expressly covered by the representations and warranties of the Stockholders hereunder. No Person has been authorized by the Stockholders or the Exhibit 1 Party to make any representation or warranty relating to the Company or any Subsidiary, the businesses of the Company or any Subsidiary or otherwise in connection with the transactions contemplated hereby except as set forth in this Article II and, if made, such representation or warranty must not be relied upon as having been authorized by the Company, any Subsidiary or any of the Stockholders or Exhibit 1 Party.

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

          (b) Notwithstanding anything to the contrary contained in this Agreement or in any of the Exhibits, Annexes or Schedules, any information disclosed in one Exhibit, Annex or Schedule shall be deemed to be disclosed in this Agreement and in all Exhibits, Annexes and Schedules. Certain information set forth in the Annexes and the Schedules are included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Stockholders in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).

          (c) All documents, contracts and other agreements listed on the Schedules to the Agreement which have been provided to the Buyer for its review in connection with the transactions contemplated by this Agreement are true, complete and authentic.

          (d) The representations and warranties contained in this Article II shall be true and complete in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, with references to the date hereof thereupon also meaning the Closing Date; provided that, a representation and warranty limited by a materiality standard shall instead be true and complete in accordance with its terms.


                           ARTICLE III
             Representations and Warranties of Buyer

     Buyer represents and warrants to the Stockholders and the
Exhibit 1 Party that the following representations and warranties are true and correct on the date hereof:

     3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

     3.2 Authority Relative to this Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are

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

necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

     3.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will
(a) result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of Buyer, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with the HSR Act,
(c) assuming compliance with the HSR Act, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its assets, which violation would in the opinion of Buyer have a material adverse effect on the business, operations or financial condition of Buyer and its subsidiaries taken as a whole or impair in any material respect its ability to consummate the transactions contemplated hereby, (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, any of its subsidiaries or any of their properties or assets, except in the case of (d) and (e) for violations, breaches or defaults which would not individually or in the aggregate, have a material adverse effect on Buyer and its subsidiaries taken as a whole.

     3.4  Financing.  Buyer has sufficient funds available
(through existing credit arrangements or otherwise) to purchase all of the Shares and to pay all fees and expenses related to the transactions contemplated by this Agreement to be paid by the Buyer.

     3.5 Purchase for Investment. The Buyer is purchasing the Shares hereunder solely for the Buyer's own account, for investment and not with a view to any further sale or distribution thereof. The Buyer understands that the Shares have not been registered under the Securities Act of 1993, as amended, or under any state securities or Blue Sky laws. For purposes of exemptions from registration under applicable securities laws

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

only, the Buyer acknowledges that it possesses sufficient information to understand the merits and the risks associated with its investment in the Shares. Notwithstanding the foregoing, the Buyer has the right to rely fully upon each of the representations, warranties, covenants and agreements of the Stockholders and the Exhibit 1 Party contained in this Agreement.

     3.6 Bring-Down. The representations and warranties contained in this Article III shall be true and complete in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, with references to the date hereof thereupon also meaning the Closing Date; provided that, a representation and warranty limited by a materiality standard shall instead be true and complete in accordance with its terms.

                           ARTICLE IV
                    Covenants of the Parties

     4.1 Conduct of Business. Except as authorized or permitted by this Agreement, during the period from the date of this Agreement to the Closing Date, Stockholders will cause the Company to conduct its business and operations according to its ordinary and usual course of business and consistent with past practices. Without limiting the generality of the foregoing, and, except as expressly contemplated in this Agreement, prior to the Closing Date, without the prior written consent of Buyer (which consent will not be unreasonably withheld), Stockholders will cause the Company not to, and will cause the Company not to permit any Subsidiary to:

          (a) (i) create, incur or assume any indebtedness, including obligations in respect of capital leases but excluding
(A) purchase money mortgages granted in connection with the acquisition of property in the ordinary course of business consistent with past practices not exceeding $10,000 in the aggregate; and (B) borrowings under existing credit facilities for working capital purposes in the ordinary course of business; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or persons except in the ordinary course of business consistent with past practices not exceeding individually or in the aggregate $10,000; provided, that (1) the Company and its Subsidiaries may endorse negotiable instruments in the ordinary course of business consistent with past practices and (2) the Company may assume, guarantee, endorse or otherwise become liable or responsible for obligations of a Subsidiary in


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

the ordinary course of business consistent with past practices, without regard to the limitation in this clause (ii) so long as the incurrence of such obligations of a Subsidiary would not be in violation of or cause a breach under this Agreement, including (without limitation) clause (i) above;

          (b) except with respect to any exercise by Mr. Hobey of the Hobey ISO granted pursuant to the 1995 ISO Plan and except with respect to the Kincheloe Transaction, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity interests, or issue, pledge or sell any shares of its capital stock or other equity interests or other securities convertible into, exchangeable for or conferring the right to acquire shares of its capital stock or other equity interests, or repurchase or redeem or otherwise acquire any shares of its capital stock or other equity interests or such other securities;

          (c) (i) increase the rate or terms of compensation payable or to become payable by the Company or any Subsidiary to its directors or officers (excluding any increases occurring in the ordinary course of business consistent with past practices); or (ii) increase the rate or terms of any, or commit itself to any additional, bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, or any other employees (except for merit increases to employees other than directors, officers, or Stockholders made in the ordinary course of business consistent with past practices);

          (d) amend its Certificate of Incorporation or Bylaws, merge, consolidate or amalgamate with or into any other Person, subdivide, combine or reclassify any shares of its capital stock, equity interests or other securities;

          (e) take or omit to take any other action that would be reasonably expected to cause any of the representations and warranties contained in Article II hereof to be untrue; or

          (f) enter into any contract, agreement, arrangement or other understanding to do any act prohibited by, or to refrain from doing any act required by, any of the foregoing provisions of this Section 4.1.

     4.2  Access to Information.

          (a)  Between the date of this Agreement and the Closing
Date, the Stockholders will cause the Company, during ordinary

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

business hours, (i) to give Buyer and its authorized representatives reasonable access to all customers, books, records, plants, offices and other facilities and properties of the Company, (ii) to permit Buyer to make such inspections thereof as Buyer may reasonably request, including discussions with representatives of customers, and (iii) to cause its officers and advisors to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company, including information for environmental and legal due diligence, as Buyer may from time to time reasonably request. Any such inspection or investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company. In addition, the Company shall not be required to take any action which would constitute a waiver of the attorney-client privilege and the Company need not supply the Buyer with any information which the Company is under a legal obligation not to supply; provided, however, that a failure to furnish information pursuant to this sentence shall not alter any of the representations and warranties of the Stockholders pursuant to Article II.

          (b) Any information provided to the Buyer or its representatives pursuant to this Agreement by the Company, and any information provided to the Company or its representatives pursuant to this Agreement by the Buyer, shall, prior to Closing be held in confidence pursuant to the terms of a certain Confidentiality Agreement between the Buyer and the Company dated [November 13], 1995 (the "Confidentiality Agreement"). The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall survive any such termination.

     4.3 Consents. Except as to matters otherwise expressly covered herein by representations and warranties and by covenants of the Buyer and the Stockholders, respectively, the Buyer and Stockholders will use their respective best efforts to obtain consents of all Persons and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     4.4 Filings. Within three (3) business days after the date hereof, the Stockholders will cause the Company to, and Buyer will, file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement, and any other federal, state or local governmental authority all


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

such other filings and submissions under laws and regulations applicable to the Buyer, the Stockholders or Exhibit 1 Party, if any, as may be required of the Buyer, the Stockholders or Exhibit 1 Party for the consummation of the transactions contemplated by this Agreement. The parties will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with all of the foregoing.

     4.5 Furnishing Information; Announcements. The Stockholders will, as soon as practicable after reasonable request therefor, furnish, and will cause the Company to furnish, to the Buyer all the information concerning the Company required for inclusion in any statement or application made by the Buyer to any governmental or regulatory body in connection with the transactions contemplated by this Agreement. Neither the Stockholders nor the Buyer shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated hereby, without the prior consent of the other party hereto, except as, in the reasonable judgment of the party determining to issue such press release or make such public statement, is otherwise required by law or by any stock exchange on which the shares of the Buyer are listed, but only after prompt prior notice to the other parties hereto and after the prior opportunity for such other parties to review and comment upon such press release or public statement.

     4.6  Certain Employee Benefits.

          (a) The Buyer shall ensure that all persons who were employed by the Company and its Subsidiaries immediately preceding the Closing, including those on vacation, leave of absence or disability (the "Closing Date Employees"), will be employed by the Company, its Subsidiaries or the Buyer on and after the Closing Date for a period of at least 60 days, on substantially the same terms (including salary, employee benefits, job responsibility and location) as those provided to Closing Date Employees immediately prior to the Closing Date, except as otherwise provided in this Section 4.6.

          (b) The Buyer shall not, and shall cause the Company and its Subsidiaries not to, at any time prior to 60 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any Subsidiary without complying fully with the requirements of WARN.


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

          (c)  Without limiting the Buyer's obligations under
Article VIII hereof, the Buyer hereby agrees to indemnify the Stockholders and Exhibit 1 Party and to defend and hold them harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including but not limited to costs of collection, attorney's fees (whether or not incurred directly by the Stockholders or Exhibit 1 Party in connection with any action, suit, proceeding or claim against the Buyer hereunder)) and other costs of defense arising out of or with respect to any material violation of Section 4.6.

          (d) Effective as of the Closing Date and for a period of three (3) months thereafter, the Buyer shall cause the Company to continue to maintain, as sponsoring employer, the employee benefit plans listed on Schedule 2.13, and to continue health and welfare benefits, as well as vacation and life insurance benefits that are comparable to those currently provided by the Company.

     4.7 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws and regulations) to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto and the Company, as applicable, shall take or cause to be taken all such necessary action.

     4.8 Notification of Certain Matters; Further Financial Reports. Between the date hereof and the Closing, the Stockholders will cause the Company to give prompt notice in writing to Buyer of: (a) the occurrence of any event which has resulted in a Material Adverse Effect that could result in the failure to satisfy a condition specified in Article V hereof; and
(b) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement. In addition, between the date hereof and the Closing,
(i) the Stockholders shall cause the Company to make its officers available at reasonable times on reasonable notice to consult with representatives of the Buyer regarding material operational developments and the general status of ongoing operations, and
(ii) the Stockholders shall also cause the Company to provide promptly to the Buyer (A) financial reports prepared in the ordinary course of business, and (B) such other information as the Buyer may reasonably request, promptly upon such request.


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

     4.9  Tax Returns.

          (a) The Stockholders shall cause the Company to prepare and file, in a timely manner, all Tax Returns required to be filed by the Company after the date hereof and on or before the Closing Date with respect to any Tax, and on or before the Closing Date will cause the Company to pay or establish adequate reserves for all amounts due therewith. In addition, the Stockholders shall prepare, in a timely manner, all Tax Returns required to be filed by the Company after the Closing Date with respect to the period ending on or prior to the Closing Date and, in connection therewith, the Buyer will cause the Company to provide the Stockholders and their authorized representatives with reasonable access to all books and records relative to the preparation of such returns. All such Tax Returns filed after the date hereof under this Section 4.9 will be subject to Buyer's review. All such Tax Returns required to be filed after the date hereof (a) shall, with respect to any claims by the IRS or other applicable governmental taxing authority, be accurate and complete in all respects, (b) shall be prepared, and any elections with respect to such Tax Returns shall be made, to the extent permitted by law, in a manner consistent with prior practice with respect to the Company, (c) shall contain only those deductions which are approved by KPMG Peat Marwick LLP, and
(d) as to the Form 1139 NOL Carry Back Tax Return, shall be prepared by KPMG Peat Marwick LLP. Without limiting the foregoing, the Tax Return related to the period from January 1, 1996 to the Closing Date shall include customer advances as contemplated by the Form 3115 discussed in (b) below. The Stockholders and the Buyer, as the case may be, will cause the Company to comply with this Section 4.9.

          (b) The Stockholders shall cause the Company to file prior to the Closing Date a Form 3115 adopting a change in revenue recognition of customer advances.

     4.10 Non-Solicitation.

          (a) If this Agreement is terminated, the Buyer will not, for a period of two years thereafter, directly or indirectly, solicit, encourage, entice or induce any Person who is an employee of the Company at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company, nor may the Buyer employ any such employee during the first year of such two year period (except to the extent such failure to employ would subject the Buyer to fines or penalties assessed by a governmental authority or to damage claims by the Person not so employed). The Buyer agrees


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

that money damages will not be an adequate remedy and that the Company shall be entitled to equitable relief, including but not limited to injunction, in the event of any breach by the Buyer of this Section 4.10, in addition to any other remedies available to the Stockholders or the Company at law.

          (b) From the date hereof through the Final Termination Date, the Stockholders shall not directly or indirectly solicit, initiate or participate in any way in, negotiations or discussions with respect to any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to or result in, any Proposal. "Proposal" shall mean any offer of merger, consolidation, liquidation, reorganization, sale of any capital stock, sale of any assets or other business combination, or acquisition or similar transaction involving the Stockholders or the Company, or any proposal with respect to any of the foregoing (other than sales of assets in the ordinary course of the Company's businesses as otherwise permitted under this Agreement, and other than as expressly contemplated by this Agreement). If on the Final Termination Date, the Stockholders have the right to terminate this Agreement pursuant to Section 7.1(b) hereof, but elect not to exercise such right, all covenants contained in this Section 4.10(b) shall no longer have any effect for actions thereafter occurring.

     4.11 1995 ISO Plan and Hobey ISO; Shareholders' Agreement. By the Closing, the Stockholders shall take such actions as are necessary to (a) cancel the 1995 ISO Plan and to ensure that all options previously granted thereunder (i.e., consisting of the Hobey ISO) shall have been exercised in full as of the Closing Date, and (b) to terminate the Shareholders' Agreement described on Schedule 2.4.

     4.12 Certain Expenses. From the date hereof through the Closing Date, the Stockholders shall be authorized to take such actions as are necessary to cause the Company to pay those expenses described in Section 6.8 and in subsection (i)(a)(9) of Annex A-1 attached hereto.

     4.13 Kincheloe Facility.

          (a) From the date hereof through the Closing Date the Stockholders will use their respective reasonable efforts to obtain the consent of the Economic Development Corporation of Chippewa County, a Michigan municipal corporation (the "EDC of Chippewa County"), for purposes of authorizing the Kincheloe Transaction.



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

          (b) In the event such consent is not received from the EDC of Chippewa County, then at the Closing, pursuant to Section 1.5(c) hereof, the Stockholders and the Exhibit 1 Party shall deposit, or cause the Buyer to deposit, an amount equal to the Capitalized Lease Debt into escrow which shall be deposited with the Escrow Agent, pursuant to the terms of the Escrow Agreement. Such amount shall be part of the Escrow Fund established under the Escrow Agreement and shall be held in escrow in accordance with the terms of the Escrow Agreement. The rights of the Stockholders, the Exhibit 1 Party and the Buyer to make a claim for payment from the Escrow Fund, the terms and conditions on which the Escrow Fund shall be held, invested and distributed and the manner of resolving disputes pertaining to claims made on the Escrow Fund by the parties shall be as set forth in the Escrow Agreement.

          (c) In the event such consent is received from the EDC of Chippewa County on or before the expiration of 120 days after the Closing Date, (i) the Buyer and the Stockholders shall promptly take such actions as are necessary to consummate (or to have the Company and CHMS, as the case may be, consummate) the Kincheloe Transaction, including the execution and delivery of the Kincheloe Lease by the Company and CHMS and the delivery by the Buyer and the Stockholders of their respective opinions of legal counsel relative to the Kincheloe Transaction as contemplated in Sections 1.5(a)(vi) and 1.5(b)(iv), respectively, and (ii) upon the consummation of the Kincheloe Transaction, the parties hereto shall promptly direct the Escrow Agent to distribute the Escrow Funds deposited in escrow pursuant to subsection (b) above, with the Buyer to receive an amount equal to the Interim Kincheloe Lease Payments and with the Stockholders and the Exhibit 1 Party to receive the balance in accordance with their respective Pro Rata Percentages.

                            ARTICLE V
               Conditions To Obligations Of Buyer

     The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer as provided herein except as otherwise required by applicable law:

     5.1  Representations and Warranties; Performance of
Obligations; Certificate.

          (a) Each of the representations and warranties of the Stockholders and the Exhibit 1 Party contained in this Agreement shall be true in all material respects at and as of the Closing,

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

except for changes permitted or authorized by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case, such representation and warranty shall be true in all material respects as of such date; provided that a breach of any representation or warranty shall not constitute a failure of the condition contained in this
Section 5.1(a) if such breach, either alone, or in conjunction with all other breaches, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

          (b)  Each of the obligations of the Stockholders and
Exhibit 1 Party required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing; provided that non-performance of an obligation at any time shall not constitute a failure of the condition contained in this
Section 5.1(b) if such non-performance is not a material breach of such obligation.

          (c) At the Closing, the Buyer shall have received a certificate, dated the Closing Date and duly executed by the Stockholders and the Exhibit 1 Party, to the effect that the conditions set forth in the preceding two paragraphs have been satisfied.

          (d) Breaches of representations or warranties or failures to perform obligations, as described above, the Buyer shall have the following rights: (i) if the foregoing do not result in a condition which entitles the Buyer to elect not to effect the Closing, then the Buyer's rights under this Agreement shall not be affected with respect to any such breaches or failures; and (ii) if the foregoing do result in a condition which entitles the Buyer to elect not to effect the Closing and if the Buyer elects to effect the Closing, then the Buyer's rights under this Agreement shall not be affected with respect to any such breaches or failures. Immediately prior to the Closing, the Buyer shall be obligated to notify the Stockholders in writing if it has knowledge of the existence of any such breaches or failures as described above (for purposes of this Section 5.1(d) only, the knowledge of the Buyer means the knowledge of John Prosser, James Bergman and/or Donna Ragan), but without the duty of investigation referred to in the definition of "To the knowledge" in Section 9.11.

     5.2 Authorization; Consents. Any filings required to be made under the HSR Act as contemplated in Section 4.4 in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each


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

such filings, including any extensions thereof, shall have expired or been terminated. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies pursuant to the HSR Act required to consummate the transactions contemplated hereby shall have been made or obtained. This
Section 5.2 shall not affect the obligations of the parties under
Section 4.7 hereof.  Notwithstanding any provision in this
Section 5.2 to the contrary, this Section 5.2 shall not pertain to the failure to receive the consent of the EDC of Chippewa County authorizing the Kincheloe Transaction.

     5.3 Absence of Litigation. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect
(a) that prevents or delays the consummation of any of the transactions contemplated hereby, (b) that would impose any material limitation on the ability of Buyer effectively to exercise full rights of ownership of the Shares or (c) that would require the divestiture by the Buyer, the Company or any of their respective affiliates, of shares of stock or any business, assets or property of any of them, or that would impose any material limitation on the ability of any of them to conduct its business or own stock, assets or property. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending) (i) seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement, (ii) seeking to require the divestiture by the Buyer, the Company or any of their respective affiliates, of shares of stock or any business, assets or property of any of them, or to impose any material limitation on the ability of any of them to conduct its business or own stock, assets or property, or
(iii) seeking material damages in connection therewith.

     5.4 Kincheloe Facility. In the event the consent of the EDC of Chippewa County described in Section 4.13(a) is received on or prior to the Closing Date, the Stockholders (utilizing
CHMS) shall have acquired from the Company the Company's interest as lessee of the two (2) parcels of land and as installment purchaser of the two (2) buildings comprising the Company's Kincheloe, Michigan manufacturing facility, as more fully described in Items 4, 5, 7, 8 and 9 on Schedule 2.8 under the caption "Real Property Leases--Kincheloe, Michigan," in consideration of the assumption of the capital lease and installment contract obligations related thereto; and the Stockholders and the Company shall have entered into a lease of


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

such facility in the form attached hereto as Annex H (the "Kincheloe Lease") (the foregoing are collectively referred to as the "Kincheloe Transaction"). The foregoing acquisition shall be effected without representations, warranties or other obligations by, for or of the Company and the Stockholders shall have obtained the release of the Company from such capital lease and installment contract obligations (subject to the execution and delivery of the Kincheloe Lease).

     5.5 Legislation. No Federal or state statute, rule or regulation shall have been enacted that prohibits, restricts or materially delays the consummation of any of the transactions contemplated hereby or of any of the conditions precedent to the consummation of such transactions.

     5.6 Casualty Loss. No casualty loss shall have occurred with respect to the Company or its business and properties which is reasonably expected to have a Material Adverse Effect.

                           ARTICLE VI
                  Conditions To Obligations Of
                Stockholders And Exhibit 1 Party

     The obligations of the Stockholders and the Exhibit 1 Party required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Stockholders or the Exhibit 1 Party as provided herein except as otherwise required by applicable law:

     6.1  Representations and Warranties; Performance of
Obligations; Certificate.

          (a) Each of the representations and warranties of the Buyer contained in this Agreement shall be true in all material respects at and as of the Closing, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case, such representation and warranty shall be true in all material respects as of such date.

          (b) Each of the obligations of the Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.

          (c) At the Closing, the Stockholders shall have received a certificate, dated the Closing Date and duly executed by the President of the Buyer, to the effect that the conditions set forth in the preceding two paragraphs have been satisfied.

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

     6.2 Absence of Litigation. No order, stay, injunction or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending) seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement.

     6.3 Severance Agreements; Disclosure and Noncompetition Agreements. The Company shall have entered into Severance Agreements and into Disclosure and Noncompetition Agreements with Messrs. John L. Hobey and William F. Crabtree containing the terms and in substantially the form set forth on Annex C and Annex D, respectively, and such other terms and conditions mutually agreeable to the affected parties and the Buyer.

     6.4 Authorization; Consents. Any filings required to be made under the HSR Act as contemplated in Section 4.4 in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filings, including any extensions thereof, shall have expired or been terminated. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies pursuant to the HSR Act, as well as Trafalgar House pursuant to the 1985 Asset Purchase Agreement and Fleet Capital Corporation pursuant to the 1990 Loan and Security Agreement, required to consummate the transactions contemplated hereby shall have been made or obtained. This Section 6.4 shall not affect the obligations of the parties under Section 4.7 hereof. Notwithstanding any provision in this Section 6.4 to the contrary, this Section 6.4 shall not pertain to the failure to receive the consent of the EDC of Chippewa County authorizing the Kincheloe Transaction.

     6.5 Legislation. No Federal or state statute, rule or regulation shall have been enacted that prohibits, restricts or materially delays the consummation of any of the transactions contemplated hereby or of any of the conditions precedent to the consummation of such transactions.

     6.6 Pay-off of Trafalgar House. Buyer shall have delivered to the Stockholders evidence of the payment in full of the Company's indebtedness to Trafalgar House.



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

     6.7 Kincheloe Facility. In the event the consent of the EDC of Chippewa County described in Section 4.13(a) is received on or prior to the Closing Date, the Stockholders (utilizing
CHMS) shall have acquired from the Company the Company's interest as lessee of the two (2) parcels of land and the two (2) buildings comprising the Company's Kincheloe, Michigan manufacturing facility, as more fully described in Items 4, 5, 7, 8 and 9 on Schedule 2.8 under the caption "Real Property Leases-- Kincheloe, Michigan", in consideration of the assumption of the capital lease and installment contract obligations related thereto; and the Stockholders and the Company shall have entered into the Kincheloe Lease (the foregoing are collectively referred to as the "Kincheloe Transaction"). The foregoing acquisition shall be effected without representations, warranties or other obligations by, for or of the Company and the Stockholders shall have obtained the release of the Company from such capital lease and installment contract obligations (subject to the execution and delivery of the Kincheloe Lease).

     6.8 Payment of Expenses. The Buyer shall have delivered to the Stockholders evidence of the payment in full of the amounts listed or reflected on Schedule 6.8 hereto (relating to, among other things, the amounts described in Items 2, 3 and 4 on
Schedule 2.17, the fees and expenses of the Company's proposed initial public offering, and the fees and expenses in connection with this Agreement) which are payable by the Company and the Buyer, as the case may be.

                           ARTICLE VII
                   Termination and Abandonment

     7.1 Termination. This Agreement may be terminated at any time prior to the date of Closing:

          (a) by mutual consent of the Stockholders and the Buyer;

          (b) by the Stockholders or the Buyer at any time after the later to occur of June 15, 1996 or, if later, the business day immediately following the Closing Date set by the Stockholders pursuant to their right to postpone the Closing Date pursuant to Section 1.4 hereof (the "Final Termination Date"), provided that, if the Closing has not occurred by the Final Termination Date as the result of a breach of this Agreement, then any party responsible for such breach may not avail itself of the right under this Section 7.1(b), and provided further that in any such event, the non-breaching party(ies) shall not be deprived of any remedy hereunder or at law against the breaching party;

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

          (c) by Buyer, if there has been a violation or breach by Stockholders of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer; or

          (d) by Stockholders, if there has been a violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Stockholders impossible and such violation or breach has not been waived by Stockholders.

     7.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to
Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party and, in such event, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto; provided, however, that the foregoing shall not be construed to deprive any party hereto of any remedy hereunder or at law if this Agreement is terminated in violation of this Agreement or if it is terminated pursuant to Section 7.1(c) or
(d) hereof.

                          ARTICLE VIII
                  Indemnification; Escrow Fund

     8.1 Indemnification. The parties shall indemnify each other as set forth below:

          (a) The Stockholders shall, severally and not jointly, in accordance with their respective Pro Rata Percentages (for purposes of this Section 8.1(a), the Pro Rata Percentage attributable to Mr. Settle shall be 27.4% (i.e., the sum of the Pro Rata Percentage for Mr. Settle, individually, plus the Pro Rata Percentage for the W. Sydnor Settle Family Trust)), indemnify and hold harmless the Buyer from and against any and all losses, damages, liabilities and claims ("Losses") arising out of, based upon or resulting from (i) any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of the Stockholders which is contained in this Agreement, (ii) any breach or nonfulfillment by the Stockholders or the Exhibit 1 Party of any of their covenants, agreements or other obligations contained in this Agreement, or (iii) costs and expenses reasonably and actually incurred by the Buyer or the Company if required by an order, agreement or other requirement of the Michigan Department of Environmental Quality in order to


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

obtain an industrial closure (including any audit thereof) relating to the underground storage tanks formerly located at the Company's Lansing, Michigan facility pursuant to Part 213 of Public Act No. 451 of 1994 (MCLA 324.21301, et seq.) which industrial closure may contain such deed or use restrictions as may be reasonably associated therewith, provided that such restrictions shall not materially interfere with the use of the underlying real property as compared to the manner in which it is being used as of the date hereof. The Stockholders shall reimburse Buyer for any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses (as defined below)) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses. As used herein, "Legal Expenses" of a person shall mean any and all fees, costs and expenses of any kind reasonably incurred by such person and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to, any threatened or asserted claim.

          (b) Buyer shall indemnify and hold harmless the Stockholders and the Exhibit 1 Party from and against any and all Losses arising out of, based upon or resulting from (i) any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Buyer which is contained in this Agreement, or (ii) any breach by Buyer of any of its covenants, agreements or other obligations contained in this Agreement. The Buyer shall reimburse the Stockholders and the Exhibit 1 Party for any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses.

          (c) Promptly after receipt by any person entitled to indemnification under this Section 8.1 (an "Indemnified Party") of notice of the commencement of any action by a third party in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party shall notify each person that is obligated to provide such indemnification (an "Indemnifying Party") thereof in writing, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall be entitled to participate in the defense of such action and, provided that within 15 days after receipt of such written notice the Indemnifying Party confirms in writing its responsibility therefor and reasonably demonstrates




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

that it will be able to pay the full amount of potential liability in connection with any such claim, to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

               (i)  the Indemnified Party shall be entitled
     to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances;

               (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld);

               (iii)     the Indemnifying Party shall not
     consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and

               (iv) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (A) any claim to the extent the claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or (B) any claim relating to Taxes.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, as well as confirmation in writing and demonstration of ability to pay by the Indemnifying Party in the manner described above in this subsection (c), the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any


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

Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such Legal Expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 8.1(c), the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 8.1. The reimbursement of fees, costs and expenses required by this Section 8.1 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

          (d) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this
Section 8.1, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Losses to which such indemnification relates.

          (e) All indemnification or reimbursement payments required pursuant to this Agreement shall be made net of all tax and insurance benefits actually received by the Indemnified Party. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third person, the Indemnified Parties expressly agree that they shall promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Parties agree to pursue, at the cost and expense of the Indemnifying Party, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnifying Party, with each party indemnitor applicable insurance carrier and third party indemnitor or contributor.

     8.2 Remedies. Except as otherwise specifically provided in this Agreement, the sole and exclusive remedy of the Buyer, the Stockholders and the Exhibit 1 Party hereunder shall be restricted to the indemnification rights set forth in this
Article VIII. Without limiting the generality of the foregoing, the sole and exclusive remedy of the Buyer hereunder for any

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

breach by the Exhibit 1 Party under this Agreement of any representations and warranties (including those in Section 2.1(b) and 2.2(b)) or any covenants or agreements shall be restricted to the indemnification rights set forth in this Article VIII pursuant to which Mr. Settle, individually, and not the Exhibit 1 Party, shall, in addition to his indemnification obligations with respect to his Shares, provide indemnification on behalf of, and in lieu of, the Exhibit 1 Party.

     8.3 Undertakings. Prior to the assertion of any claims for indemnification under this Agreement, the Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses.

     8.4 Certain Limitations. Notwithstanding any other provision in this Agreement to the contrary, the liability of the Stockholders or the Buyer, as applicable, for claims under this Agreement shall be limited by the following:

          (a) No claim or claims shall be asserted by the Buyer, the Stockholders or the Exhibit 1 Party pursuant to the provisions of this Article VIII, unless and to the extent that the amount of such Indemnified Party's damages exceeds $125,000 in the aggregate, in which event such Indemnified Party shall be entitled to receive only those damages exceeding $125,000, provided that the limitations set forth in this Section 8.4(a) shall not apply to a claim asserted pursuant to Section 8.1(a)(iii).

          (b) The aggregate amount of damages recoverable pursuant to the provisions of Article VIII by the Buyer shall be limited to $3,400,000 in the aggregate. The maximum amount of damages recoverable against any Stockholder under this Agreement shall not in the aggregate exceed the product of $3,400,000 times the Pro Rata Percentage of such Stockholder (for purposes of this Section 8.4(b), the Pro Rata Percentage attributable to
Mr. Settle shall be 27.4% (i.e., the sum of the Pro Rata Percentage for Mr. Settle, individually, plus the Pro Rata Percentage for the W. Sydnor Settle Family Trust)).

     8.5 Tax Indemnification. Notwithstanding and in addition to the other provisions of Section 8.4, the Stockholders will indemnify the Buyer for Losses arising from the estimated or extension payments for the Tax Returns for the fiscal year ended December 31, 1995 and for any other period ending on or before the Closing Date to the extent such payments were insufficient or not timely paid or such Tax Returns were not timely filed and only to the extent the foregoing were not reflected on or accrued

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

in the Company's books and records as of the Closing Date. The indemnification in this Section 8.5 is exclusive of the limitations on indemnification set forth in Section 8.4.

     8.6  Indemnification Escrow.

          (a) At the Closing, pursuant to Section 1.5(c) hereof, the Stockholders shall deposit, or cause the Buyer to deposit, $1,000,000 into escrow which shall be deposited with the Escrow Agent, pursuant to the terms of the Escrow Agreement. Such amount shall be part of the Escrow Fund established under the Escrow Agreement and shall be held in escrow in accordance with the terms of the Escrow Agreement.

          (b) The rights of the Buyer to make a claim for payment from the Escrow Fund, the terms and conditions on which the Escrow Fund shall be held, invested and distributed and the manner of resolving disputes pertaining to claims made on the Escrow Fund by an Indemnified Party shall be as set forth in the Escrow Agreement.

                           ARTICLE IX
                          Miscellaneous

     9.1 Survival. All representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, subject to the following. All representations and warranties of the Buyer contained in this Agreement or in any agreement, Exhibit, Annex, Schedule, certificate, document or statement delivered pursuant hereto shall survive the Closing and not terminate. All representations and warranties of the Stockholders and the Exhibit 1 Party contained in this Agreement or in any agreement, Exhibit, Annex, Schedule, certificate, document or statement delivered pursuant hereto, shall survive the Closing for a period: (a) with respect to Sections 2.1, 2.2 and 2.4, continuing for an unlimited period of time; (b) with respect to Section 2.10 (Environmental Matters), ending three (3) years after the Closing Date; (c) with respect to Section 2.16 (Tax Matters), ending 90 days after the expiration of the statute of limitations in accordance with applicable law for the taxable year of the Company to which such representation and warranty relates, without giving effect to any extensions of such statutes of limitations granted on or subsequent to the Closing Date, provided, however, that the Buyer shall have no liability to the Stockholders for refusing to extend any such statute of limitations without the express written consent of the Stockholders if the effect of such refusal is to cause the taxing authority to issue an assessment,


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

including a so-called "jeopardy assessment", prior to the Expiration of such statute of limitations; and (d) otherwise ending thirty (30) months after the Closing Date. The liability of any party under Article VIII hereof shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice prior to the termination date thereof.

     9.2 Expenses. Except as otherwise permitted or authorized in this Agreement, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

     9.3 Headings. Section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     9.4 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), or sent by facsimile, as follows:

          (a) If to the Stockholders or the Exhibit 1 Party, to the Stockholders' Representative, initially:

               W. Sydnor Settle
               c/o Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017-3909
                 (212-455-2990; fax 212-455-2502)

               with a copy to:

               Dykema Gossett PLLC
               400 Renaissance Center
               Detroit, Michigan  48243
                 Facsimile:  (313) 568-6915
               Confirmation:  (313) 568-6975
               Attention:  Fredrick M. Miller, Esq.






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

               and to:

               Holland Kaufmann & Bartels
               289 Greenwich Avenue
               Greenwich, Connecticut  06830
                 Facsimile:  (203) 869-4648
               Confirmation:  (203) 869-5600
               Attention:  Charles B. Kaufmann, III, Esq.

          (b)  If to Buyer:

               PCC Speciality Products, Inc.
               18 Industrial Park
               Holden, MA  01520
                 Facsimile:  (508) 829-7719
               Confirmation:  (508) 829-3732
               Attention:  John M. Prosser, President

               with a copy to:

               Bowditch & Dewey
               311 Main Street
               Worcester, MA  01608
                 Facsimile:  (508) 756-7636
               Confirmation:  (508) 791-3511
               Attention:  John R. Blake, Esq.

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or, if mailed upon receipt thereof, or if by facsimile on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

     9.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article VIII hereof shall inure to the benefit of the Indemnified Parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of




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

the other parties, except that this Agreement and such rights, interests and obligations may be assigned by Buyer to an Affiliate (provided that Buyer is not relieved of its liability hereunder).

     9.6 Entire Agreement. This Agreement (including the Exhibits, Schedules and Annexes hereto) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein.

     9.7 Modifications, Amendments and Waivers. At any time prior to the Closing, to the extent permitted by law, (a) Buyer and the Stockholders may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (b) any term or provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof.

     9.8 Counterparts. This Agreement may be executed with counterpart signature pages or in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     9.9 Governing Law. This Agreement shall be governed by the laws of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

     9.10 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with Generally
Accepted Accounting Principles on the date hereof.

     9.11 Certain Definitions.  For purposes of this Agreement:

          An "Affiliate" or "affiliate" of a specified person is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

          "Capitalized Lease Debt" shall mean the capital lease payments, determined in accordance with Generally
     Accepted Accounting Principles, as of the Closing Date

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

     due by the Company with respect to the Company's interest as lessee of the two (2) parcels of land and as installment purchaser of the two (2) buildings comprising the Company's Kincheloe, Michigan manufacturing facility, as more fully described in Items 4, 5, 7, 8 and 9 on Schedule 2.8 under the caption "Real Property Leases -- Kincheloe, Michigan".
     At March 31, the Capitalized Lease Debt was approximately $798,000.

          "CHMS" shall mean CHMS, L.L.C., a Michigan limited liability company organized by the Stockholders for purposes of, among other things, consummating the Kincheloe Transaction, including the execution and delivery of the Kincheloe Lease as the landlord thereunder.

          "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles consistent with those used by the Company and its Subsidiaries in connection with the preparation of the 1994 Balance Sheet.

          "Hobey ISO" shall mean the incentive stock option granted to John L. Hobey under the 1995 ISO Plan relative to purchase of 289,567 shares of the Company's
     Common Stock for an aggregate purchase price of $113,970.

          "Interim Kincheloe Lease Payments" shall mean an amount equal to the payments made during the period beginning on the Closing Date and ending on the date of consummation of the Kincheloe Transaction by the Company as lessee of the two (2) parcels of land and as installment purchaser of the two (2) buildings comprising the Company's Kincheloe, Michigan manufacturing facility, as more fully described in Items 4, 5, 7, 8 and 9 on Schedule 2.8 under the caption "Real Property Leases -- Kincheloe, Michigan", with respect to the capital lease and installment contract obligations related thereto.

          "IRS" shall mean the Internal Revenue Service.

          "Lien" shall mean any pledge, lien (including without limitation any tax lien), charge, claim, encumbrance, security interest, mortgage, option,


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

     restriction on transfer (including without limitation any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, equity or other right of another person of every nature and description whatsoever.

          "Material Adverse Effect" shall mean a loss, expense or cost to the Company or any Subsidiary which is, or with reasonable probability might be, materially adverse to the business, operations, assets, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, it being understood that a loss, expense or cost to the Company or any Subsidiary shall be rendered materially adverse only if the present value of such loss, expense or cost to the Buyer, calculated at a discount rate of 10% per annum, after taking into account all tax effects, (i) exceeds $800,000, with respect to the use of such term for purposes of the conditions set forth in Article V hereof, and
     (ii) $10,000 with respect to the use of such term for all other purposes in this Agreement. The definition of a Material Adverse Effect is used in this Agreement solely as a means of measuring representations, warranties or covenants, as the case may be, and any Losses for purposes of Article VIII arising from a breach of a representation, warranty or covenant shall not be reduced by that portion of the Loss which is below the aforesaid dollar measurement level for a Material Adverse Effect.

          "Person" or "person" shall mean an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other legal entity or a government or governmental entity.

          "Pro Rata Percentage" means, with respect to a Stockholder and the Exhibit 1 Party, the quotient, in percentage form, of (a) the number of Shares held by such Stockholder and Exhibit 1 Party immediately prior to the Effective Time, divided by (b) the total number of Shares.

          "Proposed IPO Documents" shall mean the several documents negotiated, prepared and/or filed in connection with the recently proposed and aborted initial public offering of the Company's Common Stock,


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

     including but not limited to the Registration Statement on Form S-1 (registration number 33-95612), as well as the several amendments thereto, and the preliminary prospectus related thereto subject to completion, dated September 14, 1995, which were filed with the Securities and Exchange Commission.

          "Reasonable efforts" shall be deemed to not include any obligation on the part of any person to undertake any liabilities or perform any acts (except liabilities or performance, other than any reasonable efforts obligations expressly required to be undertaken by the terms of this Agreement) which, in the case of any such liabilities or acts, are materially burdensome or unduly expensive to such person; provided, however, that notwithstanding the foregoing, the term "reasonable efforts" shall include an obligation to take such actions which are normally incident to or reasonably foreseeable in connection with such obligation or the transactions contemplated hereby.

          "Taxes" shall mean all taxes (including single business tax), charges, fees, levies or other assessments including, without limitation, income, excise, property, transfer, payroll, withholding, employment, value added, capital, net worth, estimated, sales, use and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

          "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes or requests for extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto or amendment thereof.

          "To the knowledge," or "known," and words of similar import shall mean the actual knowledge of a person after having made reasonable investigation, including, where appropriate, inquiry of the appropriate persons having responsibility for such matter or having access to the relevant information.

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

          "Trafalgar House" shall mean Trafalgar House Inc., a Delaware corporation, formerly known as John Brown
     Inc. and successor-in-interest to JRS Machine Tool,
     Inc.

          "W. Sydnor Settle Family Trust" shall mean the
     W. Sydnor Settle 1996 Family Trust, James M. Cotter,
     Trustee, under agreement dated February 9, 1996.  The
     W. Sydnor Settle Family Trust is the only Exhibit 1
     Party.

          "1985 Asset Purchase Agreement" shall mean the
     Asset Purchase Agreement, dated November 29, 1985, among The Olofsson Corporation (later known as JRS
     Machine Tool, Inc. and no longer in existence), Olofsson Fabrication Service, Inc., a wholly-owned subsidiary of the then named The Olofsson Corporation
     (later known as CEB Fabrication,, Inc.), Sanctuary
     Holdings, Ltd., John Brown P.L.C., the Company (f/k/a
     Norcor Manufacturing, Inc.), and Cordier Enterprises,
     Inc. (later known as Metalcor, Inc. and, effective
     July 26, 1995, merged with and into the Company)
     ("Metalcor"), as amended through Amendment No. 5 thereto, dated June 28, 1995, among Trafalgar House, the Company and Metalcor, Inc., pertaining to, among other things, the Company's subordinated debt.

          "1990 Loan and Security Agreement" shall mean the Loan and Security Agreement, dated May 2, 1990, between the Company and Barclays Business Credit, Inc., as amended through the Fifth Amendment thereto, dated
     June 16, 1995, between the Company and Shawmut Capital Corporation (successor-in-interest to Barclays Business Credit, Inc.).

          "1990 Loan and Security Agreement Termination Conditions" shall mean the satisfaction of each of the following conditions, each of which are more fully described in and qualified in their entirety by the 1990 Loan and Security Agreement (particularly, Section
     3.5 thereof): (i) the Company shall have given Fleet Capital Corporation 90 days prior written notice of its intent to terminate the 1990 Loan and Security Agreement; (ii) the Company shall have paid in full all Obligations (which, as used in this paragraph, shall have the meaning as defined in the 1990 Loan and Security Agreement) under the 1990 Loan and Security Agreement; (iii) the Letter of Credit (which, as used in this paragraph, shall have the meaning as defined in

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

     the 1990 Loan and Security Agreement) either shall have expired or shall have been replaced; (iv) Fleet Bank, N.A. shall have been released from its obligations under the Letter of Credit; and (v) Fleet Capital Corporation shall have been released from its obligations under the LC Guaranty (which, as used in this paragraph shall have the meaning as defined in the 1990 Loan and Security Agreement).

          "1995 ISO Plan" shall mean The Olofsson
     Corporation Incentive Stock Option Plan adopted by the
     Company on June 22, 1995 for the purpose of assuming all obligations of Metalcor, Inc. (formerly, Cordier
     Enterprises Inc.) under the Metalcor, Inc. 1993
     Incentive Stock Option Plan arising by reason of the merger of Metalcor, Inc. into the Company.

     9.12 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby and this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provisions had not been included herein. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     9.13 Specific Performance. The Buyer, the Stockholders and the Exhibit 1 Party recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

     9.14 Third Parties. Nothing in this Agreement shall be deemed to be for the benefit of, or enforceable by or on behalf of any party, including, without limitation, any employee or former employee of the Company or of any Subsidiary, any dependent or beneficiary of any such employee, any labor union or other party or organization, any obligee, owner or holder of any obligation or liability, other than the parties to this Agreement and the Indemnified Parties.

     9.15 Consent to Jurisdiction. Each of the parties hereto executing this Agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Michigan or the courts of the United States of

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

America located in the State of Michigan for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby or thereby and agrees not to commence any action, suit or proceeding relating hereto or thereto except in such courts, and further agrees that service of any process, summons, notice or document by United States registered or certified mail shall be effective service of process for any action, suit or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby, in the courts of the State of Michigan, or the courts of United States of America located in the State of Michigan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     9.16 Stockholders' Obligations.  The obligations of the
Stockholders and the Exhibit 1 Party hereunder shall be several and not joint.

     9.17 Interpretation. Whenever reference is made in this Agreement to any Section, Schedule, Annex or Exhibit, such reference shall be to a Section of this Agreement or a Schedule, Annex or Exhibit attached hereto, unless otherwise indicated. In addition, whenever reference is made in this Agreement to the "Agreement", such reference shall be to the Agreement, as well as to any Schedule, Annex or Exhibit attached hereto. All references in this Agreement to the Company include the Subsidiaries unless the context indicates otherwise. The term "including" means "including, without limitation", for all purposes of this Agreement. Terms in the singular include the plural. Notwithstanding anything in this Agreement to the contrary, except with respect to the representations and warranties made by the Exhibit 1 Party in Sections 2.1(b) and 2.2(b), the representations and warranties made in this Agreement with respect to an Exhibit 1 Party are made only by that Stockholder who transferred any of the Shares to such Exhibit 1 Party.

     9.18 Brokerage, Etc. Expenses. Except for (i) the obligations of the Stockholders to pay the fees payable to A. G. Edwards & Sons, Inc. as described in Section 9.2, and (ii) the obligations of the Buyer to pay the fees of Lazard Freres Co. LLC in connection with the transactions contemplated hereby, each party hereto represents and warrants to the other party hereto


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

that no broker, finder, agent or similar intermediary has acted on the former's behalf in connection with this Agreement or the transactions contemplated hereby, and that there are no investment banking fees, brokerage commissions, finders, fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with or any action taken by the former. Each party hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Buyer, on the one hand, or the Stockholders or the Company on the other hand, and to bear the cost of reasonable legal expenses incurred in defending against any such claim.

     9.19 Stockholders' Representative.

          (a) Appointment and Authority. The Stockholders and the Exhibit 1 Party, for themselves and their personal representatives and other successors, hereby constitute and appoint the person set forth on Schedule 9.19 (the "Stockholders' Representative"), with full power and authority (including power of substitution), except as otherwise expressly provided in this Agreement, in the name of and for and on behalf of the Stockholders and the Exhibit 1 Party or in its own name as Stockholders' Representative, to take all actions required or permitted to be taken by the Stockholders and the Exhibit 1 Party, or any of them, under this Agreement (including the giving and receiving of all reports, notices and consents). The authority conferred under this Section 9.19 is an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by the Stockholders, the Exhibit 1 Party or by any of them, or by operation of law, whether by the death or incapacity of any Stockholder or Exhibit 1 Party, the termination of any trust or estate or the occurrence of any other event. If any Stockholder or the Exhibit 1 Party should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Stockholders' Representative pursuant to this
Section 9.19 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Stockholders' Representative or the Buyer shall have received notice of such death, incapacity, termination or other event. Any notice given to the Stockholders' Representative pursuant to Section 9.19 shall constitute effective notice to all Stockholders and the Exhibit 1 Party and the Buyer or any other person may rely on any notice, consent, election or other communication received from the Stockholders' Representative as if it had been received from all Stockholders and the Exhibit 1 Party on whose behalf it was given.

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

          (b) Successors. The Stockholders' Representative may resign upon 20 days prior written notice to Buyer and each other Stockholder and the Exhibit 1 Party. Upon the death, resignation, removal or incapacity of the Stockholders' Representative, the Stockholders shall appoint a successor Stockholders' Representative, by written consent of a majority of the Stockholders (the "Required Majority of Shareholders"), and any successor Stockholders' Representative so appointed shall constitute the Stockholders' Representative to the same effect as if originally named on Schedule 9.19. The Stockholders may remove the Stockholders' Representative at any time, by written consent of the Required Majority of Shareholders. The Stockholders shall give the Buyer and the Exhibit 1 Party written notice of the appointment or removal of any Stockholders' Representative pursuant to this Section 9.19 including a copy of the written consent of the Required Majority of Shareholders relating thereto, as soon as practicable after any such appointment or removal, and such appointment or removal shall not be effective as against the Buyer until such notice shall have been given, unless the Buyer shall have actual knowledge of such appointment or removal.

     9.20 Transfer Tax. Any transfer or similar tax payable in connection or as a result of the purchase and sale of the Shares pursuant to this Agreement shall be borne by the Stockholders.

     9.21 Stockholders' and Exhibit 1 Party's Waiver and Release of Claims. Each Stockholder represents and warrants to the Buyer that, as of the Closing, such Stockholder and the Exhibit 1 Party will not have claims or rights against the Company or any Subsidiary whatsoever other than for current salary, directors' fees and reimbursement for travel and similar business expenses, which shall be treated as liabilities in the Company's consolidated financial statements, and rights as a Stockholder. Each Stockholder and Exhibit 1 Party hereby, effective with the Effective Time, waives and releases the Company and each Subsidiary from any and all liability of any type to such Stockholder or Exhibit 1 Party or such Stockholder's or Exhibit 1 Party's affiliates other than such salary, directors' fees and expense reimbursement claims and such Stockholder's rights. Notwithstanding anything herein to the contrary, nothing in this
Section 9.21 shall be deemed to preclude any rights the Stockholders and Exhibit 1 Parties may have for indemnification by the Company or any Subsidiary with respect to service as a director or an officer, except as to derivative actions first asserted after the Closing against such Stockholder or such




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

Exhibit 1 Party by the other Stockholders or by the Exhibit 1
Party or by former stockholders of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Witness:                      Buyer:

_____________________________      PCC SPECIALITY PRODUCTS, INC.

                              /s/ John M. Prosser
                         By:_________________________________
                              JOHN M. PROSSER
                              Its:  President
                              _______________________________
                              Stockholders:

_____________________________      /s/ Thomas H. Corson
                                   _____________________________
                                   THOMAS H. CORSON



_____________________________      /s/ John L. Hobey
                                   _____________________________
                                   JOHN L. HOBEY


_____________________________      /s/ Thomas J. McGrath
                                   _____________________________
                                   THOMAS J. MCGRATH



                              Exhibit 1 Party:

                              W. SYDNOR SETTLE 1996 FAMILY
                              TRUST, U/A DATED FEBRUARY 9, 1996


_____________________________      /s/ James M. Cotter
                                   By:___________________________
                                      James M. Cotter, Trustee







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